                                                                   EXHIBIT 10.23

July 17, 2001


Zimmer Inc.
345 East Main Street
P.O. Box 708
Warsaw, Indiana  46581-0708
Attention:  Dennis Cultice
            Dan Marchetti

Re: $26,000,000 Uncommitted Standard Instrument Line of Credit

Ladies and Gentlemen:

Bank of America, N.A. and its affiliates and subsidiaries (collectively or separately, as the context may require, the "Bank") are pleased to inform you that they will consider requests for certain types of extensions of credit to ZIMMER INC., a Delaware corporation ("Zimmer") and to the subsidiaries of Zimmer listed or deemed listed (and subject to any advised sublimit listed in connection therewith) on Schedule A hereto, as amended from time to time in accordance with Paragraph I.F. (collectively including Zimmer, the "Borrowers") on the terms and conditions set forth in this letter agreement (this "Agreement"). In accordance with this Agreement, Zimmer is and shall be primarily liable for all extensions of credit made to any Borrowers under this Agreement, and shall be jointly and severally liable hereunder for such extensions of credit with each other Borrower obtaining such extension of credit. Terms not defined herein have the meanings assigned to them on Exhibit A hereto. This Agreement shall be deemed to cover any Standard Instruments previously made available to Borrowers and outstanding on the date hereof.

I.   DISCRETIONARY EXTENSIONS OF CREDIT; AVAILABILITY; PRICING AND TERMS.

     A. DISCRETIONARY EXTENSIONS OF CREDIT. All issuances of Standard Instruments and other extensions of credit hereunder shall be at the sole discretion of the Bank, and nothing herein shall be construed as creating a commitment or undertaking on the part of the Bank to issue any Standard Instrument or make any other extension of credit.

     B. AVAILABILITY. Subject to the terms and conditions set forth herein, the Bank agrees to consider requests by Borrowers for short-term advances, acceptances, offshore guarantees, letters of credit and overdrafts (each a "Standard Instrument," and collectively, "Standard Instruments") on a revolving basis until the Availability Termination Date; provided, however, that the Dollar Equivalent of the aggregate principal amount outstanding (including undrawn face amounts) of all Standard Instruments shall not exceed the Advised Amount at any time. Until the Availability Termination Date, the Bank will consider requests for Standard Instruments within the foregoing limit. Standard Instruments may be made available to Borrowers through one or more of the Bank's domestic or offshore subsidiaries or affiliates.

     C. GLOBAL PRICING; LIABILITY OF ZIMMER. (1) It is the intent of the parties that pricing for the Standard Instruments, if any, made available hereunder shall be offered by the Bank to Zimmer from time to time and, if accepted by Zimmer, shall be the pricing offered to each of the other Borrowers. Currently, the Bank is willing to entertain requests for short-term advances and overdrafts (each a "Loan") with an annualized interest rate equal to the Bank's Eurodollar Rate plus one percent (1.0%), with all other Standard Instruments to be priced in accordance with the relevant Applicable Agreement; provided, however, that
(a) immediately upon the execution of the Incorporated Credit Agreement, and (b) subject to the Bank's complete discretion with respect to pricing, it is the present intent of the Bank to entertain requests for Standard Instruments priced in accordance with the Incorporated Credit Agreement, with any Standard Instruments for which pricing is not set forth in the Incorporated Credit Agreement to be priced in accordance with the relevant Applicable Agreement. The Bank may, in its sole discretion upon notice to Zimmer, change the pricing offered under this Agreement at any time. In addition, each Borrower shall pay or reimburse the Bank for any fees, charges, costs or losses set forth in any Applicable Agreement or customarily charged or allocated by the Bank with respect to any particular Standard Instrument. In the event of a conflict between the pricing set forth in any Applicable Agreement and the terms of this Agreement, this Agreement shall control.

          (2) It is agreed that Zimmer is and shall be primarily liable for all Standard Instruments and other extensions of credit made under this Agreement to each Borrower, and further shall be jointly and severally liable hereunder with each other Borrower for all Standard Instruments and such other extensions of credit (and other related Obligations) of each Borrower obtaining such Standard Instrument or extension of credit or incurring such related Obligation. The obligations of Zimmer hereunder are absolute and unconditional as a primary obligor, and shall be paid when due without any setoff, counterclaim, other deduction or withholding whatsoever. Zimmer agrees that Bank may, from time to time and without notice, make any agreement with any Borrower or with any other person liable on any of the Obligations or providing collateral as security therefor, for the extension, renewal, payment, compromise, discharge or release of such Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing such Obligations or the provision of collateral, all without in any way impairing, releasing or discharging the obligations of Zimmer under this Agreement. Zimmer waives any defense arising by reason of any disability or other defense of any Borrower or any guarantor. Further, Zimmer consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Zimmer under this Agreement or which, but for this provision, might operate as a discharge of Zimmer, including but not limited to the benefits of any similar law or statute so providing. Zimmer waives diligence by Bank and action on delinquency in respect of the Obligations or any part thereof, including without limitation any provisions of law requiring Bank to exhaust any right or remedy or to take any action against any Borrower, any guarantor or any other person, entity or property before enforcing this Agreement or other Credit Documents against Zimmer.


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     D. OTHER TERMS; APPLICABLE AGREEMENTS. It is the intent of the parties that the other terms and conditions applicable to a particular Standard Instrument shall be governed by the applications, agreements, confirmations and/or other instruments agreed upon by the Bank and each Borrower whenever a Standard Instrument is made available (each an "Applicable Agreement" and collectively, the "Applicable Agreements"). In the absence of an Applicable Agreement with respect to any Standard Instrument, the Bank's customary terms and conditions for such type of Standard Instrument shall govern. Notwithstanding the foregoing, in the event of a conflict between any Applicable Agreement or such customary terms and conditions and this Agreement, this Agreement, shall control.

     E. EXPIRATION. No Standard Instrument may mature or expire after the Availability Termination Date, unless consented to by the Bank in writing in each instance.

     F. ADDITIONAL BORROWERS; REMOVAL OF BORROWERS. Subsidiaries of Zimmer which are not a Borrower on the date hereof may from time to time become a Borrower upon Zimmer and the Bank duly executing and delivering an amended Schedule A to this Agreement (in substantially the form of Exhibit E hereto). Upon compliance therewith, "Borrowers" shall be deemed to mean and include all Borrowers listed or deemed listed on such amended Schedule A. Zimmer may also designate a Borrower to be removed as a Borrower hereunder by so indicating on a duly executed amended Schedule A (each such Borrower, a "Removed Borrower"); provided, however, that no Borrower shall be relieved of any of its outstanding Obligations by virtue of becoming a Removed Borrower. Each Removed Borrower shall remain fully liable for any and all of its outstanding Obligations, and such Obligations shall remain fully guarantied under the Bristol-Myers Guaranty.

     G. SUBSTITUTION OF ZIMMER HOLDINGS, INC. The parties contemplate that Zimmer Holdings, Inc. will become a party to this Agreement (replacing Zimmer Inc.) immediately upon the closing and completion of the spin-off of Zimmer Inc. and related subsidiary businesses to the shareholders of Bristol-Myers Squibb Company. Accordingly, Zimmer hereby covenants and agrees to cause the new entity Zimmer Holdings, Inc. to become a party hereto, and to assume all obligations and liabilities of Zimmer Inc. under this Agreement fully and in all respects, immediately upon the completion of such spin-off transaction, and will do so by
(i) causing Zimmer Holdings, Inc. to execute and deliver to the Bank the Zimmer Joinder Agreement attached hereto as Exhibit C (the "Zimmer Joinder Agreement"), and (ii) causing Zimmer Holdings, Inc. to deliver to the Bank a corporate resolution, incumbency certificate and other corporate or organizational documentation (consistent with Paragraph II.B.3. under "Conditions Precedent") as the Bank may reasonably request with respect to the substitution of Zimmer Holdings, Inc. hereunder. Effective upon the Bank's receipt of the Zimmer Joinder Agreement and such other corporate documentation, Zimmer Holdings, Inc. shall become "Zimmer" under this Agreement for all purposes and shall assume and be fully liable for all of the obligations and liabilities of Zimmer under this Agreement. Thereafter, the term "Zimmer" shall mean and refer to Zimmer Holdings, Inc. as substituted under this Agreement, and the old entity Zimmer Inc. shall be released from its obligations and liabilities under this Agreement.


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II.  REQUESTS FOR STANDARD INSTRUMENTS; CONDITIONS PRECEDENT.

     A. Each Borrower may request Standard Instruments from time to time until the Availability Termination Date in a manner acceptable to the Bank. The Bank, in its sole discretion, shall determine whether to make any requested Standard Instrument available.

     B. As a condition precedent to the first Standard Instrument being made available by the Bank to any Borrower, the Bank must have received the following in form and substance satisfactory to the Bank:

     1.   This Agreement, duly executed and delivered by Zimmer.

     2. The Bristol-Myers Guaranty, duly executed and delivered by Bristol-Myers.

     3. A corporate resolution or other appropriate evidence of the authority of the officer(s) executing the Credit Documents on behalf of Zimmer and Bristol-Myers, together with an incumbency certificate with respect to the officers signing each Credit Document and any other documentation that the Bank may reasonably request with respect to the execution of such Credit Document.

     C. As a condition precedent to any Standard Instrument being made available by the Bank to any Borrower, and as a condition to Zimmer Holdings, Inc. becoming a party hereto in substitution for Zimmer Inc. (pursuant to Paragraph I.G.), the following conditions precedent must be satisfied:

     1. The Applicable Agreement relating to such Standard Instrument shall have been duly executed and delivered by the Bank and such Borrower and any conditions precedent required by the Bank in connection therewith shall have been satisfied.

     2. Each representation and warranty set forth in Paragraph III below shall be true and correct as if made on the date of such use (and each request for an extension of credit shall be deemed a further representation that such are indeed true and correct).

     3. No Event of Default or event or condition which, with the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred under this Agreement.

NOTWITHSTANDING SATISFACTION OF THE ABOVE CONDITIONS PRECEDENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT STANDARD INSTRUMENTS SHALL BE MADE AVAILABLE BY THE BANK IN ITS SOLE DISCRETION ONLY. THE MAKING OF ANY EXTENSION OF CREDIT HEREUNDER SHALL NOT BE CONSTRUED AS OBLIGATING THE BANK TO MAKE ANY FURTHER EXTENSIONS OF CREDIT REGARDLESS OF ANY CHANGE (OR LACK OF CHANGE) IN THE CREDITWORTHINESS OF ANY BORROWER OR ZIMMER.


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III. REPRESENTATIONS AND WARRANTIES.
     Zimmer represents and warrants that:

     A. Zimmer: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and (b) has the power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is a party.

     B. The execution, delivery and performance by Zimmer of the Credit Documents to which it is a party does not and will not (a) violate any provision of law, the certificate of incorporation or bylaws of Zimmer or any order, judgment or decree of any court or other agency of government binding on Zimmer where such violation could reasonably be expected to cause a Material Adverse Effect, or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material agreement or instrument to which Zimmer is a party or by which any of its properties or assets is bound, where such conflict, breach or default could reasonably be expected to cause a Material Adverse Effect.

     C. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by Zimmer of the Credit Documents to which it is a party.

     D. The Credit Documents to which Zimmer is a party constitute the legal, valid and binding obligations of Zimmer, enforceable against Zimmer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     E. No Event of Default or event or condition which, with the passage of time or the giving of notice, or both, would become an Event of Default, has occurred and is continuing.


IV.  COVENANTS; MANDATORY PREPAYMENT.

     Until all Obligations have been paid in full and no Standard Instruments remain outstanding, Zimmer shall:

     A. (i) Prior to the Effective Date, provide to the Bank such financial statements and notices as the Bank shall reasonably request, and (ii) on and after the Effective Date, provide to the Bank such financial statements and notices Zimmer is required to provide to the lenders under the Incorporated Credit Agreement.

     B. Notwithstanding an Applicable Agreement, upon the occurrence of an Event of Default or if at any time the long-term debt ratings of Zimmer by both Standard & Poor's Ratings Services and Moody's Investors Service, Inc., fall below BB- and Ba3, respectively, then Zimmer shall immediately notify the Bank, and Zimmer shall immediately prepay all outstanding and contingent Obligations in accordance with Paragraph IV.D. below.


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     C. Notwithstanding an Applicable Agreement, if the Dollar Equivalent of all
outstanding Standard Instruments as determined by the Bank from time to time, exceeds the Advised Amount at any time, then, upon demand or upon its first obtaining knowledge of such fact (whichever first occurs), Zimmer shall prepay all outstanding and contingent Obligations in an aggregate amount equal to such excess, all in accordance with Paragraph IV.D. below.

     D. In any case hereunder where Zimmer must prepay Obligations, Zimmer shall prepay all outstanding and contingent Obligations in the aggregate amount so required and shall also pay or reimburse the Bank for any fees, charges, costs or losses set forth in any Applicable Agreement or customarily charged or allocated by the Bank in connection with any such prepayment. In addition, Zimmer shall deliver such other assurances, certificates, documents, consents or opinions as the Bank may reasonably request from time to time. Thereafter, if the aggregate Dollar Equivalent of outstanding or contingent Obligations increases, Zimmer shall from time to time, upon demand of the Bank, make additional prepayments to the extent necessary to meet its prepayment requirements hereunder. To the extent any contingent Obligation which Zimmer has prepaid expires or otherwise terminates unpaid, the Bank shall return such prepaid amount to Zimmer, less any other amounts owing to the Bank under any Credit Document.

V.   EVENTS OF DEFAULT.
     Without in any way altering the uncommitted nature of this Agreement, if any of the following events ("Events of Default") shall occur:

     A. Any Credit Document is terminated, breached or ceases to be effective other than by reason of the Obligations and commitments thereunder terminating; or

     B. Any representation or warranty made by Zimmer or any other Borrower to the Bank in any documents or agreements relating hereto proves to be false or misleading in any material respect; or

     C. Zimmer or any other Borrower fails to comply with any other condition, covenant (including, without limitation Paragraph IV.B. or C.) or obligation contained in any Credit Document; or

     D. The occurrence of an "Event of Default" as defined in the Incorporated Credit Agreement (a "Credit Agreement Default");

THEN, the Bank in its sole discretion may (i) decline to issue any further Standard Instruments hereunder (including any Standard Instrument the issuance of which has been approved by the Bank, but not yet completed), (ii) declare any or all Obligations under all Credit Documents (whether or not any default otherwise exists thereunder) or under any instrument executed in connection herewith or therewith to be immediately due and payable together with all interest, fees and other amounts related thereto, and/or (iii) require Zimmer to comply with the provisions of Paragraph IV.B. above, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence

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of any Credit Agreement Default the occurrence of which results in automatic acceleration of the loans and other extensions of credit thereunder, automatic termination of the commitments thereunder and/or any other automatic remedies under the Incorporated Credit Agreement, any approval by the Bank to issue any Standard Instrument which has not yet been issued hereunder shall automatically terminate, all sums outstanding hereunder or under any instrument executed in connection herewith shall become immediately due and payable together with all interest, fees and other amounts related thereto, and Zimmer shall be obligated to comply with the provisions of Paragraph IV.B. above, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

     The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by any law or in equity, including without limitation the Bank's right to made demand under the Bristol-Myers Guaranty.

VI.  INCORPORATED CREDIT AGREEMENT.
     All sections of the Incorporated Credit Agreement incorporated herein or referred to herein shall mean the Incorporated Credit Agreement as amended, restated, waived or replaced from time to time; provided, however, that (a) any waiver of, or forbearance with respect to, a Default or Event of Default (as defined in the Incorporated Credit Agreement) occurring under any provision of the Incorporated Credit Agreement shall not operate to waive, or forbear with respect to, a Default or Event of Default occurring hereunder by reason of such provision being incorporated or referred to herein, and (b) if the Incorporated Credit Agreement is cancelled, terminated or otherwise ceases to remain in effect prior to the Availability Termination Date, the provisions of the Incorporated Credit Agreement incorporated or referred to herein as in effect immediately prior to such cancellation or termination shall remain in effect for all purposes of this Agreement unless (i) the Bank is a participant in any credit facility refinancing or replacing the Incorporated Credit Agreement and
(ii) the Bank, in its sole discretion, executes a new Credit Agreement Designation in the form of Exhibit D hereto designating the credit or loan agreement which evidences such new credit facility as the Incorporated Credit Agreement, in which case all references herein to the Incorporated Credit Agreement shall be deemed references to the agreement which evidences such new credit facility. All provisions of the Incorporated Credit Agreement or its replacement incorporated or referred to herein shall be deemed to include all pertinent definitions, provisions, schedules and exhibits used or referred to in such provisions.


VII. MISCELLANEOUS.

     A. Zimmer shall pay the Bank on demand, all out-of-pocket expenses and reasonable legal fees (including the reasonably allocated costs for in-house legal services) incurred by the Bank in connection with the enforcement of this Agreement and any instruments or agreements executed in connection with this Agreement.

     B. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, and to the jurisdiction of whose courts located in New York City (both state and federal) all parties hereto submit.


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

     C. Except as may be specifically provided herein, this Agreement supersedes all prior agreements and oral negotiations with respect to the subject matter of this letter. This Agreement is not assignable by Zimmer and any purported assignment is void.

     D. No delay or omission by the Bank to exercise any right under this letter or under any document related hereto shall impair such right, nor shall it be construed as a waiver thereof. No waiver of any breach or default shall be deemed a waiver of any subsequent breach or default. Any modification or amendment of or waiver, consent or approval under this Agreement must be in writing to be effective. Bank of America, N.A. is authorized to execute this Agreement and accept it for the benefit of itself and its affiliates and subsidiaries, and may further execute any modification, amendment, waiver or consent of or under this Agreement on behalf of itself and its affiliates and subsidiaries.

     E. All Schedules and Exhibits hereto are hereby incorporated herein by reference and made a part hereof.

     F. Foreign Currency. If any claim arising under or related to this Agreement is reduced to judgment denominated in a currency (the "Judgment Currency") other than the currencies in which the respective Obligations are denominated (collectively the "Obligations Currency"), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated at the spot rate for the purchase of the Obligations Currency with the Judgment Currency quoted by the Bank in the place of Bank's choice at or about 8:00 a.m. on the date for determination specified above. Zimmer shall indemnify the Bank and hold the Bank harmless from and against any and all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by Zimmer or other obligor.

     G. Taxes. Zimmer represents and warrants that it is incorporated and resident in the United States of America. If Zimmer must make any payment under this Agreement, Zimmer represents and warrants that it will make the payment from one of its U.S. resident offices to a U.S. Branch of the Bank so that no withholding tax is imposed on the payment. If notwithstanding the foregoing, Zimmer makes a payment under this Agreement to which a withholding tax applies, or any taxes (other than taxes on net income (a) imposed by the country or any subdivision of the country in which the Bank's principal office or actual lending office is located and (b) measured by the United States taxable income the Bank would have received if all payments under or in respect of this Agreement were exempt from taxes levied by Zimmer's country), are at any time imposed on any payments under or in respect of this Agreement including, but not limited to, payments made pursuant to this Paragraph VII.G., Zimmer shall pay all such taxes and shall also pay to the Bank, on demand, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed


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Please indicate your acceptance of the foregoing terms and conditions by signing and returning a copy of this Agreement to my attention no later than July 20, 2001.

Sincerely,

BANK OF AMERICA, N.A.


Philip S. Durand
Principal


AGREED AND ACCEPTED:

ZIMMER INC.


By:
   -------------------------
Name:
     -----------------------
Title:
      ----------------------


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                                   SCHEDULE A

                              Subsidiary Borrowers



     Subsidiary Borrower                                      Advised Sublimit
     -------------------                                      ----------------

     Zimmer of Canada Limited                                       $5,000,000
     Zimmer Pty. Ltd.  (Australia)                                  $7,000,000
     Zimmer New Zealand Limited                                     $1,000,000
     Zimmer Korea Ltd.                                              $5,000,000
     Zimmer Taiwan Co., Ltd.                                        $4,000,000
     Zimmer Pte., Ltd. - Singapore                                  $2,000,000
     Zimmer CIS  (Russia)                                           $2,000,000

                                           TOTAL:                  $26,000,000


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


                                    EXHIBIT A

                                   DEFINITIONS

Advised Amount:  means the Dollar Equivalent of $26,000,000.

Applicable Agreement:  has the meaning set forth in Paragraph I.D.

Availability Termination Date:  means July 31, 2002.

Borrower: means collectively and, as applicable, Zimmer and each of the subsidiaries of Zimmer from time to time listed or deemed listed as a "Borrower" on Schedule A hereto and any additional subsidiaries of Zimmer which become a Borrower in accordance with Paragraph I.F. (each, a "Borrower").

Bristol-Myers:  means Bristol-Myers Squibb Company, a Delaware corporation.

Bristol-Myers Guaranty: means the guaranty of even date herewith, and substantially in the form of Exhibit B hereto, executed by Bristol-Myers in favor of the Bank.

Business Day: means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Bank's principal office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

Credit Document: means this Agreement, the Bristol-Myers Guaranty, any Applicable Agreement, any Standard Instrument, and any other agreement or undertaking, heretofore or hereafter entered into in connection herewith or therewith.

Credit Agreement Designation: means a document to be executed by the Bank and Zimmer substantially in the form of Exhibit D hereto, designating a new Incorporated Credit Agreement for purposes of this Agreement.

Default: means any event that, with the giving of any applicable notice or passage of time specified in Paragraph V, or both, would be an Event of Default.

Designation Date: the date on which the Incorporated Credit Agreement has been designated hereunder, as provided in the definition thereof and pursuant to Paragraph VI.

Dollar and $: mean lawful money of the United States of America.

Dollar Equivalent: means the equivalent in Dollars of the applicable foreign currency, calculated at the spot rate for the purchase of such foreign currency with Dollars quoted by the Bank's trading desk during customary trading hours two Business Days prior the relevant date of determination.

Effective Date: means the date on which all preconditions to the effectiveness of the Incorporated Credit Agreement have been fulfilled to the satisfaction of the lenders under the Incorporated Credit Agreement in their sole discretion.

Eurodollar Base Rate: has the meaning set forth in the definition of Eurodollar Rate.

Eurodollar Rate: means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Bank pursuant to the following formula:


                                          Eurodollar Base Rate
               Eurodollar Rate  =  ------------------------------------
                                   1.00 - Eurodollar Reserve Percentage

     Where,

     Eurodollar Base Rate: means, for such Interest Period:

     (a) the rate per annum equal to the rate determined by the Bank to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

     (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Bank to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

     (c) in the event the rates referenced in the preceding subsections (a) and
     (b) are not available, the rate per annum determined by the Bank as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Bank and with a term equivalent to such Interest Period would be offered by the Bank's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

Eurodollar Rate Loan: means any Loan with respect to which the interest rate is determined by reference to the Eurodollar Rate.

Eurodollar Reserve Percentage: means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Event of Default:  means any event specified in Paragraph V.

Incorporated Credit Agreement: means the loan or credit agreement described in a Credit Agreement Designation in the form of Exhibit D hereto executed by the Bank and Zimmer and delivered to the Bank.

Interest Period means (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed and ending on the date offered by the Bank and accepted by the Borrower prior to such disbursement; provided that:

     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (iii) no Interest Period shall extend beyond the Availability Termination Date.

Judgment Currency:  has the meaning set forth in Paragraph VII.F.

Loan:  has the meaning set forth in Paragraph I.C.

Material Adverse Effect: (i) until the date on which the Incorporated Credit Agreement has been designated in accordance with the definition thereof (the "Designation Date"), means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the legality, validity or enforceability of any Credit Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, operations or prospects of Zimmer or any other Borrower, or (c) materially impairs or could reasonably be expected to materially impair the ability of Zimmer or any other Borrower to perform the Obligations; and (ii) after the Designation Date, shall have the meaning assigned to such term (or its equivalent) in the Incorporated Credit Agreement.

Obligations: means any and all advances, debts, overdrafts, obligations and liabilities of Zimmer and the other Borrowers to the Bank under any Credit Document, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by the Bank by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Zimmer or other Borrowers may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

Obligations Currency:  has the meaning set forth in Paragraph VII.F.

Standard Instruments:  has the meaning set forth in Paragraph I.B.

Zimmer Joinder Agreement: means the Zimmer Joinder Agreement specified in Paragraph I.G. and to be provided by Zimmer to the Bank substantially the form of Exhibit C hereto.

                                    EXHIBIT B

                         FORM OF BRISTOL-MYERS GUARANTY


                                                                   July 17, 2001


Bank of America Corporation and each Subsidiary or Affiliate thereof (including
 Bank of America, N.A. and each of its Branches wherever located) (collectively, "you" or the "Bank")
c/o Bank of America, N.A.
100 North Tryon St., NC1-007-17-11
Charlotte, NC  28255
Attention:  Phil Durand

To Whom It May Concern:

In consideration of your extending credit to our current subsidiaries, ZIMMER INC. AND/OR ZIMMER HOLDINGS, INC., a successor corporate entity formed or to be formed (together, our "subsidiaries") (which credit extensions may further be provided to the subsidiaries of Zimmer Inc. or Zimmer Holdings, Inc.), upon such terms and conditions as said subsidiaries shall agree upon with you, in any amount or amounts providing that the aggregate thereof outstanding at any one time shall not exceed USD26,000,000 (US DOLLARS TWENTY-SIX MILLION); Bristol-Myers Squibb Company, a Delaware corporation (hereinafter, "Bristol-Myers Squibb") hereby guarantees to you the payment thereof and hereby undertakes that if the same or any part thereof shall not be paid when due, Bristol-Myers Squibb will upon notice from you promptly pay the principal amount due together with all accrued interest thereon in the same currency in which said credit was originally extended to the subsidiaries named above (the "Borrowers") for credit against such Borrowers' account.

This guaranty (the "Guaranty") shall be absolute and unconditional, binding upon Bristol-Myers Squibb, its successors, and assigns, and shall run in favor of you, your successors and assigns. Bristol-Myers Squibb agrees that the Bank may, from time to time and without notice, make any agreement with any Borrower or with any other person liable on any of the guaranteed obligations or providing collateral as security therefor, for the extension, renewal, payment, compromise, discharge or release of the guaranteed obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the guaranteed obligations or the provision of collateral, all without in any way impairing, releasing or discharging the obligations of Bristol-Myers Squibb under this Guaranty. Bristol-Myers Squibb waives any defense arising by reason of any disability or other defense of any Borrower or any other guarantor. Further, Bristol-Myers Squibb consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Bristol-Myers Squibb under this Guaranty or which, but for this provision, might operate as a discharge of Bristol-Myers Squibb, including but not limited to the benefits of any similar law or statute so providing. The obligations of Bristol-Myers Squibb hereunder are those of primary obligor, and are independent of the guaranteed obligations. Bristol-Myers Squibb waives diligence by the Bank and action on delinquency in respect of the guaranteed obligations or any part thereof, including without limitation any provisions of law requiring the Bank to exhaust any right or remedy or to take any action against any Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against Bristol-Myers Squibb.

This Guaranty shall remain in full force and effect until the earlier of: (i) one year from the date hereof; or (ii) the date on which both (a) Bristol-Myers Squibb has sent and delivered written notice to the Bank that Bristol-Myers Squibb has distributed all of the shares of Zimmer Holdings, Inc. to the shareholders of Bristol-Myers Squibb (the "Closing"), and (b) Zimmer Holdings, Inc. has signed and delivered to the Bank all necessary loan documentation agreed to by the Bank, Bristol-Myers Squibb, and Zimmer Holdings, Inc. prior to the Closing, whereupon this Guaranty shall be terminated and deemed terminated by all parties to this agreement including but not limited to Bristol-Myers Squibb, Zimmer Holdings, Inc., and the Bank. Such termination shall release and discharge Bristol-Myers Squibb from all obligations under this Guaranty other than obligations arising from default by the Borrower prior to termination.

This Guaranty is entered into in the State of New York and all rights, litigations, and liabilities arising hereunder shall be construed according to the laws of the State of New York.

IN WITNESS WHEREOF, this Guaranty has been duly executed and sealed on behalf of Bristol-Myers Squibb Company, on the day and year first written above.

                                        BRISTOL-MYERS SQUIBB COMPANY

                                        BY



                                        --------------------------
                                        HARRISON M. BAINS, JR.



                                        --------------------------
                                        JEFFREY GALIK


STATE OF NEW YORK          )
COUNTY OF QUEENS           )  SS.:
UNITED STATES OF AMERICA   )


On the      day of         , 2001, before me personally came Harrison M. Bains,
Jr. and Jeffrey Galik to me known, who, being by me duly, sworn did depose and say that they are Vice President and Treasurer, and Assistant Treasurer, respectively, of Bristol-Myers Squibb Company, the corporation described in the foregoing instrument; that they know the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by the order of the Board of Directors of said corporation; and that they signed their names by like order.

                                        ------------------------
                                        NOTARY PUBLIC

                                    EXHIBIT C

                        FORM OF ZIMMER JOINDER AGREEMENT



                            ZIMMER JOINDER AGREEMENT


     Reference is made to that certain letter agreement dated July 17, 2001 by and between Bank of America, N.A. (the "Bank") and Zimmer Inc. ("Zimmer") pursuant to which the Bank has extended an uncommitted line of credit in the amount of $26,000,000 for the issuance of certain standard financial instruments to and for the account of Zimmer and the other Borrowers thereunder (as amended, renewed or supplemented from time to time, the "Letter Agreement"). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Letter Agreement.

     In accordance with Paragraph I.G. of the Letter Agreement, the contemplated spin-off of the Zimmer Inc. subsidiary businesses and distribution of the shares of the new entity Zimmer Holdings, Inc. to the shareholders of Bristol-Myers, has now been closed and completed. Accordingly, Zimmer Inc. is hereby causing its successor-in-interest Zimmer Holdings, Inc. to execute and deliver this Joinder Agreement and become party to the Letter Agreement, in order to assume all of the obligations and liabilities of Zimmer Inc. as "Zimmer" under the Letter Agreement fully and in all respects.

     NOW, THEREFORE, Zimmer Holdings, Inc. and the Bank do hereby agree that:
(a) Zimmer Holdings, Inc. hereby becomes a party to the Letter Agreement for all purposes and assumes and becomes fully liable for all of the obligations and liabilities of Zimmer Inc. as "Zimmer" under the Letter Agreement; (b) the defined term "Zimmer" in the Letter Agreement hereby means and refers to Zimmer Holdings, Inc. as substituted under the Letter Agreement for all purposes; (c) Zimmer Inc. is hereby released from any obligations and liabilities under the Letter Agreement; and (d) Zimmer Holdings, Inc. shall deliver to the Bank, together with this Joinder Agreement, a certified copy of its corporate resolutions evidencing corporate authority for this Joinder Agreement, an appropriate incumbency certificate and such other corporate or organizational documentation as the Bank may reasonably request with respect to the substitution of Zimmer Holdings, Inc. hereunder.

         In addition, as a further condition to the effectiveness of this Joinder Agreement, Zimmer Holdings, Inc. hereby represents and warrants to the Bank that as of this date, the conditions precedent in Paragraph II.C. of the Letter Agreement are satisfied in full.

         Subject to the conditions stated above, this Joinder Agreement shall be effective upon its being executed and delivered by Zimmer Holdings, Inc. and the Bank.

ACCEPTED AND AGREED to this _____ day of ___________, 2001:

ZIMMER HOLDINGS, INC.


By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

BANK OF AMERICA, N.A.


By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

                                    EXHIBIT D

                      FORM OF CREDIT AGREEMENT DESIGNATION


                          CREDIT AGREEMENT DESIGNATION

     Reference is made to that certain letter agreement dated July 17, 2001 by and between Bank of America, N.A. (the "Bank") and Zimmer Holdings, Inc. ("Zimmer") pursuant to which the Bank has extended an uncommitted line of credit in the amount of $26,000,000 for the issuance of certain standard financial instruments to and for the account of Zimmer and the other Borrowers thereunder (as amended, renewed or supplemented from time to time, the "Letter Agreement"). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Letter Agreement.

     The Bank and Zimmer: (a) are parties to that certain $600 million Three Year Competitive Advance and Revolving Credit Facility Agreement dated July 31, 2001 among Zimmer, The Chase Manhattan Bank as Administrative Agent, the Bank as Syndication Agent, and the other Lenders party thereto (the "Credit Agreement"); and (b) hereby designate the Credit Agreement as the "Incorporated Credit Agreement" as defined in Exhibit A to the Letter Agreement.

     Hereafter, all references in the Letter Agreement and any other Credit Documents to the Incorporated Credit Agreement shall refer to the Credit Agreement, and certain terms and provisions of the Credit Agreement shall be incorporated by reference into the Letter Agreement in accordance with and subject to, the terms and conditions of the Letter Agreement.

ACCEPTED AND AGREED to this ______ day of ______________, 2001:

ZIMMER HOLDINGS, INC.


By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

BANK OF AMERICA, N.A.


By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

                                    EXHIBIT E

                           FORM OF AMENDED SCHEDULE A


                               AMENDED SCHEDULE A

     Reference is made to that certain letter agreement dated July 17, 2001 by and between Bank of America, N.A. (the "Bank") and Zimmer [Holdings, Inc.] ("Zimmer") pursuant to which the Bank has extended an uncommitted line of credit in the amount of $26,000,000 for the issuance of certain standard financial instruments to and for the account of Zimmer and the other Borrowers thereunder (as amended, renewed or supplemented from time to time, the "Letter Agreement"). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Letter Agreement.

     Zimmer wishes to [ADD CERTAIN OF ITS SUBSIDIARIES][AND][REMOVE CERTAIN OF ITS SUBSIDIARIES] as Borrowers under the Letter Agreement by amending Schedule A to the Letter Agreement as set forth in Paragraph I.F of the Letter Agreement. Therefore, Zimmer hereby requests that Schedule A to the Letter Agreement be amended and restated in its entirety to read as follows:

          Subsidiary Borrower                    Advised Sublimit




[THIS AMENDED SCHEDULE A REFLECTS THE REMOVAL OF THE FOLLOWING BORROWERS AS BORROWERS UNDER THE LETTER AGREEMENT:]





     Upon approval hereof by the Bank, the existing Schedule A to the Letter Agreement shall be deemed to be amended and restated in its entirety to read as set forth above, and all references in the Letter Agreement and any other Credit Documents to the Incorporated Credit Agreement shall refer to the Incorporated Credit Agreement as amended hereby.

ZIMMER [HOLDINGS, INC.]             DATE:
                                         ------------------------

By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

              (SIGNATURES CONTINUED ON IMMEDIATELY FOLLOWING PAGE)

ACCEPTED AND AGREED TO:

BANK OF AMERICA, N.A.                       DATE:
                                                 ------------------------

By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------